                            CERTIFICATE OF AMENDMENT

                                       OF

                          Certificate of Incorporation

                                       OF

                             CINERGY SOLUTIONS, INC.

     Cinergy Solutions,  Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

     FIRST:  That the Board of Directors of said  corporation,  by the unanimous written consent of its members,  filed with the minutes of the Board,  adopted a resolution  proposing  and declaring  advisable  the following  amendment to the
Certificate of Incorporation of said corporation:

          RESOLVED That the Certificate of Incorporation  of Cinergy  Solutions,
     Inc.,  be amended by changing  article  FIRST  thereof so that, as amended, said article FIRST shall be and read as follows:

               FIRST: The name of the corporation is Cinergy  Solutions  Holding
          Company, Inc.

     SECOND:  That  in  lieu  of  a  meeting  and  vote  of  stockholders,   the
stockholders   have  given  unanimous  written  consent  to  said  amendment  in accordance with the provisions of Section 228 of the General  Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable  provisions of Sections 242 and 228 of the General Corporation Law of
the State of Delaware.

     IN  WITNESS  WHEREOF,   said  Cinergy  Solutions,   Inc.  has  caused  this
certificate to be signed by Douglas C. Taylor, its Assistant Secretary, this 1st day of June, 2000.

                             CINERGY SOLUTIONS, INC.
                             (now Cinergy Solutions Holding Company, Inc.)

                              /s/Douglas C. Taylor
                              --------------------
                                Douglas C. Taylor
                               Assistant Secretary